Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 23, 2018 (except for Note 22, as to which the date is January 7, 2019) with respect to the consolidated financial statements of Time Inc. included in the Registration Statement on Form S-4 and related Prospectus of Meredith Corporation for the registration of Meredith Corporation Senior Notes due 2026.

/s/ Ernst & Young LLP

New York, New York

January 7, 2019